                                                                    Exhibit 2(c)

                         SHAREHOLDER VOTING AGREEMENT
                         ----------------------------

     SHAREHOLDER VOTING AGREEMENT, dated as of April 30, 2001 (the "Agreement"), among Marshall & Ilsley Corporation, a Wisconsin corporation (the "Company") and the persons listed on Schedule I hereto (each a "Shareholder" and, collectively, the "Shareholders").

                               R E C I T A L S:

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and National City Bancorporation, an Iowa corporation (the "Seller"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the merger of Seller with and into the Company (the "Merger"), all on the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Company has required that the Shareholders agree, and each Shareholder has agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1.  Definitions.  Terms used and not defined herein, but defined in the
         -----------
Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.

     2.  Voting.
         ------

          (a) Each Shareholder shall, at any meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, vote (or cause to be voted) all Shares then held of record or beneficially owned by such Shareholder, (i) in favor of the Merger, the execution and delivery by the Seller of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof and (ii) against any proposal relating to a Competing Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Seller under the Merger Agreement or which would result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled.

          (b) Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) offer to transfer (which term shall include, without limitation, any sale, tender, gift, pledge, assignment or other disposition), transfer or consent to any transfer of, any or all of the Shares beneficially owned by such Shareholder or any interest therein without the prior written consent of the Company, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement; provided, however, any Shareholder may take any action prohibited by Subsections 2(b)(i), (ii), (iii) or (iv) hereof, so long as the transferee of the Shares or rights agrees to take the Shares or rights subject to the terms of this Agreement and the Shareholder promptly notifies the Company in writing of such transfer.

          (c) Subject to Section 6, each Shareholder hereby agrees that such Shareholder shall not, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Seller or any Seller Subsidiaries to, or otherwise take any other action to assist or facilitate, any person or group (other than the Company or any affiliate or associate of the Company) concerning any Competing Proposal. Upon execution of this Agreement, each Shareholder will immediately cease any existing activities, discussions or negotiations conducted heretofore with respect to any Competing Proposal. Each Shareholder will immediately communicate to the Company the terms of any Competing Proposal (or any discussion, negotiation or inquiry with respect thereto) and the identity of the person making such Competing Proposal or inquiry which it may receive; provided, however, any Shareholder, to the extent such Shareholder is a director or officer of Seller, may exercise his or her fiduciary duties as an officer or director of the Seller pursuant to Section 4.4 of the Merger Agreement.

          (d) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, subject to the proviso contained in Subsection 2(c) above. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          (e) Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.

     3.  Representations and Warranties of Each Shareholder.  Each Shareholder
         --------------------------------------------------
hereby represents and warrants, severally and not jointly, to the Company as follows:

          (a) Such Shareholder is the record and beneficial owner of the Shares set forth opposite its name on Schedule I. Such Shares constitute all of the shares owned of record or beneficially owned by such Shareholder on December 31, 2000. Except as set forth in Schedule I, such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in
     Section 2 hereof, sole power of disposition, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b) Such Shareholder has the power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. Except as set forth in Schedule I, there is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is a trustee, or any party to any other agreement of arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated thereby.

          (c) Except for filings under the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby and the compliance by such Shareholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of such Shareholder to perform such Shareholder's obligations hereunder, shall (A) conflict with or result in any breach of any organizational documents applicable to such Shareholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Shareholder is a party or by which it or any of its properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of its properties or assets.

          (d) Except as permitted by this Agreement, the Shares beneficially owned by such Shareholder and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such liens or proxies arising hereunder. The transfer by such Shareholder of the Shares to the Company in accordance with the terms of the Merger Agreement shall pass to and unconditionally vest in the Company good and valid title to all Shares, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever.

          (e) No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder, except as set forth in the Merger Agreement.

     4.  Stop Transfer.  Each Shareholder shall request that the Seller not
         -------------
register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares beneficially owned by such Shareholder, unless such transfer is made in compliance with this Agreement.

     5.  Termination.  This Agreement shall terminate with respect to any
         -----------
Shareholder upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement or (c) December 31, 2001.

     6.  No Limitation.  Notwithstanding any other provision hereof, nothing in
         -------------
this Agreement shall be construed to prohibit a Shareholder, or any officer or affiliate of a Shareholder who is or has designated a member of the Board of Directors of the Seller or an officer of Seller, from taking any action solely in his or her capacity as a member of the Board of Directors of the Seller or an officer of Seller or from exercising his or her fiduciary duties as a member of such Board of Directors or an officer of Seller to the extent specifically permitted by the Merger Agreement.

     7.  Miscellaneous.
         -------------

          (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each Shareholder (in the case of any assignment by the Company) or the Company (in the case of an assignment by a Shareholder), provided that the Company may assign its rights and obligations hereunder to any Company Subsidiary, but no such assignment shall relieve the Company of its obligations hereunder.

          (c) Without limiting any other rights the Company may have hereunder in respect of any transfer of Shares, each Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares beneficially owned by such Shareholder and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heirs, guardians, administrators or successors.

          (d) This Agreement may not be amended, changed, supplemented or otherwise modified with respect to a Shareholder except by an instrument in writing signed on behalf of such Shareholder and the Company.

          (e) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

          If to a Shareholder:
          --------------------

          At the addresses and facsimile numbers set forth on Schedule I hereto.

          With a copy to:
          --------------

          Maslon Edelman Borman & Brand
          3300 Wells Fargo Center
          90 South Seventh Street
          Minneapolis, Minnesota 55402-4140

          Attention:  Joseph Alexander
          Facsimile:  (612) 672-8397

          If to the Company:
          -----------------

          Marshall & Ilsley Corporation
          770 North Water Street
          Milwaukee, Wisconsin 53202

          Attention:  Michael A. Hatfield
          Facsimile:  (414) 765-7899

          With a copy to:
          --------------

          Godfrey & Kahn, S.C.
          780 North Water Street
          Milwaukee, Wisconsin 53202

          Attention:  Randall J. Erickson
          Facsimile:  (414) 273-5198

     or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (f) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (h) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (i) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          (j) Except to the extent that the laws of the State of Iowa are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

          (k) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Wisconsin state court located in the City of Milwaukee or any Federal court located in the Eastern District of Wisconsin, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (A) consents to submit itself to the personal jurisdiction of any Wisconsin state court located in the City of Milwaukee or any Federal court located in the Eastern District of Wisconsin in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (C) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Wisconsin located in the City of Milwaukee or in any Federal court located in the Eastern District of Wisconsin, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in a inconvenient forum.

          (l) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (m) This Agreement may be executed in counterparts (by fax or otherwise), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

          (n) Except as otherwise provided herein, each party shall pay its, his or her own expenses incurred in connection with this Agreement.

     IN WITNESS WHEREOF, the Company and the Shareholders have caused this Agreement to be duly executed in multiple counterparts as of the day and year first above written.

                              MARSHALL & ILSLEY CORPORATION


                              By:  /s/ James B. Wigdale
                                 ---------------------------------
                                 Name:  James B. Wigdale
                                 Title: Chairman of the Board and
                                 Chief Executive Officer

                              SHAREHOLDERS:

                              Lowell W. Andreas Revocable Trust,
                              amended and restated November 3, 1998

                                   /s/ Lowell W. Andreas
                              ------------------------------------
                              Name:  Lowell W. Andreas
                              Title: Trustee


                              David L. Andreas Revocable Trust,
                              amended on December 18, 1998

                                   /s/ David L. Andreas
                              ------------------------------------
                              Name:  David L. Andreas
                              Title: Trustee

                              D.I.A. Revocable Trust,
                              amended and restated on July 15, 1995

                                   /s/ Dorothy Inez Andreas
                              ------------------------------------
                              Name:  Dorothy Inez Andreas
                              Title: Trustee


                              Sandra Ann Andreas McMurtie Trust
                              amended and restated on September 14, 1999

                                   /s/ Dwayne O. Andreas
                              ------------------------------------
                              Name:  Dwayne O. Andreas
                              Title: Trustee


                              Terry L. Andreas Trust,
                              amended and restated on August 1, 2000

                                   /s/ Dwayne O. Andreas
                              ------------------------------------
                              Name:  Dwayne O. Andreas
                              Title: Trustee

                                                                      SCHEDULE I

 Name, Facsimile Number and Address of   Number of Shares of Seller Common Stock
              Shareholder                          Beneficially Owned
 -------------------------------------   ---------------------------------------

 Name: Lowell W. Andreas, as trustee of
 the...................................                   321,560
 Lowell W. Andreas Revocable Trust,
 amended and restated on November 3, 1998
 Address: 4400 Gulf Shore Blvd. N. #304
 Naples, Florida 33940
 Fax: (941) 649-4201

 Name: David L. Andreas, as trustee of
 the...................................                   499,090
 David L. Andreas Revocable Trust,
 amended on December 18, 1998
 Address: c/o National City
 Bancorporation
 651 Nicollet Mall
 Minneapolis, Minnesota 55402
 Fax: (612) 904-8016

 Name: Dorothy Inez Andreas, as trustee
 of....................................                 1,686,566
 the D.I.A. Revocable Trust, amended
 and restated on July 15, 1995
 Address: c/o Archer Daniels Midland
 4666 Faires Parkway
 Decatur, Illinois 62526
 Fax: (217) 424-5581

 Name: Dwayne O. Andreas, as trustee
 of....................................                   605,876
 the Sandra Ann Andreas McMurtie Trust
 amended and restated on September 14,
 1999; and as trustee of the Terry L. Andreas
 Trust, amended and restated on August 1, 2000
 Address: c/o Archer Daniels Midland
 4666 Faires Parkway
 Decatur, Illinois 62526
 Fax: (217) 424-5581